EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Form S-1 Registration Statement of our report dated April 5, 2018, except as to the first paragraph of Note 2, as to which the date is February 14, 2019, relating to the financial statements of BioCorRx, Inc. which appear in this Registration Statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York

February 14, 2019